UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

PlanetOut Inc.

(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)

Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with Peter Kretzman

     Effective as of July 6, 2005, PlanetOut Inc. (the “Company”) entered into an employment agreement with Peter Kretzman as the Senior Vice President and Chief Technology Officer of the Company. Mr. Kretzman’s initial base salary will be $190,000 per year. In addition, he will be eligible for a performance bonus of $20,000, payable 12 months after the commencement of employment, based on the terms set forth in the employment agreement. The Company will reimburse expenses for Mr. Kretzman’s relocation up to $12,000. Mr. Kretzman will be eligible to be considered for an annual incentive bonus in 2006 and thereafter. Mr. Kretzman also will be eligible for equity grants pursuant to the Company’s 2004 Equity Incentive Plan.

     If, during the term of the agreement, the Company terminates Mr. Kretzman’s employment for any reason other than cause or permanent disability (as defined in the employment agreement), then the Company shall (a) pay his Base Compensation (as defined in the employment agreement) for a period of three (3) months if such termination occurs within the first six (6) months of employment or for a period of nine (9) months if such termination occurs greater than six (6) months following the employment commencement date, and (b) shall accelerate the vesting of Mr. Kretzman’s outstanding stock options or other equity instruments such that he will become vested in an additional number of shares subject to such stock options or other equity instruments, as if he had provided another six (6) months’ service to the Company, if such termination occurs after his first year of employment. Mr. Kretzman also will be eligible for additional severance payments in the event of termination following a change of control of the Company, as set forth in the employment agreement.

     A copy of the employment agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed with this report:

     99.1 Employment Agreement, dated as of June 30, 2005 and effective July 6, 2005, by and among PlanetOut Inc. and Peter Kretzman.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: July 6, 2005	By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

99.1	Employment Agreement, dated as of June 30, 2005 and effective July 6, 2005, by and among PlanetOut Inc. and Peter Kretzman.